AMENDED
                                 TRANSFER AGENT
                                      AND
                       ADMINISTRATIVE SERVICES AGREEMENT

     This  Amended  Agreement  made  this 1st day of July,  1995 by and  between
STRATUS  FUND,  INC.,  a  Minnesota   corporation  (the  "Fund")  and  LANCASTER
ADMINISTRATIVE SERVICES, INC., a Nebraska corporation (the "Administrator").

     WITNESSETH:

     WHEREAS, SMITH HAYES Portfolio Management, Inc. transferred its transfer agency and administrative services department to Lancaster Administrative Services, Inc. ("LAS") effective as of July 1, 1995; and

     WHEREAS, the parties desire to reflect the reorganization by amending and restating the Agreement to reflect the proper parties.

     In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   APPOINTMENT OF ADMINISTRATOR.

     Subject to the conditions set forth in this Agreement, the Fund hereby appoints the Administrator, and the Administrator accepts such appointment, to act as the Fund's Transfer Agent and Dividend Disbursing Agent and to administer the general affairs of the Fund and provide services to the shareholders subject to the supervision of the Board of Directors of the Fund for the period and on the terms set forth herein. The Administrator agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided.


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     2.   DUTIES AND EXPENSES OF THE ADMINISTRATOR AND FUND.

     (a) The Fund shall, at all times, inform the Administrator as to the condition of its affairs.

     (b) The Administrator shall furnish the Fund with office facilities at Administrator's offices, including such space, furniture, equipment and supplies as well as personnel sufficient to carry out the necessary administrative, clerical and bookkeeping functions for the Fund. Administrator agrees that it will perform all of the usual and ordinary services as Transfer Agent and Dividend Disbursing Agent and as agent for the various shareholder accounts including but not limited to: issuing, transferring and cancelling stock certificates, maintaining all shareholder accounts, preparing annual shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, withholding taxes on non-resident alien accounts, disbursing income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders for all purchases and liquidations of Fund shares and other confirmable transactions in shareholders' accounts, recording reinvestment of dividends and distributions in Fund shares, causing liquidation of shares and causing disbursements to be made to withdraw plan holders.

     3. FEES OF THE ADMINISTRATOR.

     For the services and facilities to be furnished and the obligations to be assumed by the Administrator hereunder, the Fund shall pay, commencing with the effective date of the first public offering of shares of the Fund, an annual fee of: .25% of the weekly average net asset value of each

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Portfolio of the Fund as  ascertained  each business day and paid  monthly.  The compensation for the period from the effective date hereof to the next succeeding last day of the month shall be prorated according to the proportion which such period bears to the full month ending on such date, and provided further that, upon any termination of this Agreement before the end of any month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination, shall be prorated according to the proportion which such period bears to a full month, and shall be payable upon the date of termination. For the purpose of the Administrator's compensation, the net asset value of the Fund's Portfolios shall be computed in the manner specified in its Bylaws in connection with the determination of the net asset value of its shares.

     4.   INDEPENDENT CONTRACTOR.

     The Administrator shall, for all purposes herein, be an independent contractor and shall have no authority to act for or represent the Fund in any way unless otherwise provided. No agreement, bid, offer, commitment, contract or other engagement entered into by the Administrator whether on behalf of the Administrator or whether purported to have been entered into on behalf of the Fund shall be binding upon the Fund without its approval, and all acts authorized to be done by the Administrator under this Agreement shall be done by it as an independent contractor and not as an agent.

     5.   NON-EXCLUSIVE SERVICES OF THE ADMINISTRATOR.

     Except to the extent necessary for performance of the Administrator's obligations hereunder, nothing shall restrict the right of the Administrator or any of its directors, officers, or employees who may be directors, officers or employees of the Fund to engage in any other business or to devote time

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and attention to the management or other aspects of any other  business  whether of a similar or dissimilar nature or to render services of any kind to any other corporation, firm, individual or association. The services of the Administrator to the Fund hereunder are not to be deemed exclusive, and the Administrator shall be free to render similar services to others so long as its services hereunder be not impaired thereby.

     6.   EFFECTIVE PERIOD AND APPROVAL.

     This Agreement shall become effective as of the date that the Fund's Registration Statement shall become effective with the Securities and Exchange Commission ("Effective Date"), provided, however, that:

     (a) it, along with any related agreements, has been approved by a vote of the Board of Directors of the Fund, and of the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or any related agreements, cast in person at a meeting called for the purpose of voting on the Agreement and any related agreements; and

     (b) after two years from the Effective Date, it shall continue in effect from year to year only if approved annually in the manner set forth in paragraph (a).

     7.   TERMINATION OF THE AGREEMENT.

     This Agreement shall automatically terminate in the event of its assignment. The Agreement may also be terminated at any time on sixty (60) days written notice, without payment of penalty, by either party, and in the case of the Fund:

     (a) by a vote of a majority of the members of the Board of Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or related agreements; or

(b)  by a vote of a majority of the outstanding voting securities of the Fund.

     8.   INDEMNIFICATION.

     Administrator shall not be responsible and the Fund shall indemnify and hold Administrator harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against Administrator or for which it may be held to be liable, arising out of or in any way attributable to:

     (a) All actions of Administrator required to be taken by Administrator pursuant to this Agreement provided that Administrator has acted in good faith and with due diligence.

     (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

     (c) The reliance on, or the carrying out of, any instructions or requests of the Fund.

     (d) Defaults by dealers with respect to payment for share orders previously entered.

     (e) The reliance on, or the carrying out of, any instructions or requests of the Fund.

     (f) The offer or sale of the Fund's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state, with respect to the offer or sale of such shares, in such state (unless such violation results from Administrator's failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales by made in or to residents of such state).


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     Administrator  shall  indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of Administrator's willful failure to comply with the terms of this Agreement or which arise out of Administrator's gross negligence or willful misconduct.

     At any time Administrator may apply to any officer of the Fund for instructions, and may consult with legal counsel for the Fund or its own legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by Administrator under this Agreement and Administrator shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Agent shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. Administrator shall also be protected and indemnified in recognizing stock certificates which Administrator reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper counter-signature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.


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     In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     9.   SAFEKEEPING OF BOOKS AND RECORDS.

     Administrator hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of such certificates, uncertificated shares, forms and devices. To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Administrator agrees that all records maintained by Administrator under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request. Administrator and the Fund agree that all books, records, information and the date pertaining to the business of the other party which are exchanged or received pursuant to the negotiation of and the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person.

     10.  AMENDMENT OF THE AGREEMENT.

     The Agreement may be amended from time to time by either party, except that any such amendment that materially increases the compensation to the Administrator hereunder shall not be effective unless approved by a majority of the outstanding voting securities, and all material amendments to this Agreement shall be approved in the manner set forth in paragraph 6(b).


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     11.  DEFINITIONS.

     For the purpose of this Agreement, the terms "vote of a majority of the outstanding securities", "assignment", "affiliated person" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940 as amended; provided, however, that wherever in this Agreement it is provided that this Agreement may be amended or terminated by or with the consent of shareholders, such action shall only be effective with respect to those Portfolios of the Fund the shareholders of which have taken the requisite action.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.


(SEAL)                                  STRATUS FUND, INC.

Attest:
                                            /s/ Michael Dunlap
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                                        LANCASTER ADMINISTRATIVE
                                        SERVICES, INC.

Attest:
                                            /s/ Jean B. Norris
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